Exhibit 23



       Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in this Annual
Report (Form 10-K) of American Woodmark Corporation of our report dated June 4, 1998, included in the April 30, 1998 Annual Report to Shareholders of American Woodmark Corporation.

Our audits also included the financial statement schedule of American Woodmark Corporation listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-12631) pertaining to the American Woodmark Corporation 1995 Non-Employee Directors Stock Option Plan and the Registration Statement (Form S-8 No. 333-12623) pertaining to the American Woodmark Corporation 1996 Stock Option Plan for Employees of our reports dated June 4, 1998 and included herein, with respect to the consolidated financial statements and schedule of American Woodmark Corporation incorporated by reference and included in the annual report (Form 10-K) for the year ended April 30, 1998.

                                        /s/ERNST & YOUNG LLP



Baltimore, Maryland
July 16, 1998
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